Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Northwest Pipe Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $.01 per share	Rule 457(c) and Rule 457(h)	1,000,000 shares (2)	$32.53 (3)	$32,530,000	$0.0000927	$3,015.54

Total Offering Amounts					$32,530,000		$3,015.54

Total Fee Offsets							— (4)

Net Fee Due							$3,015.54

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalization or other similar transactions.

(2)	Consists of shares of the Registrant’s Common Stock underlying the shares reserved for issuance under the Company’s 2022 Stock Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Company’s common stock as reported on the Nasdaq Global Select Market on June 13, 2022 in accordance with Rule 457 under the Securities Act.

(4)	The Registrant does not have any fee offsets.